REGISTRATION RIGHTS AGREEMENT
                  Dated as of May 1,  1997
                          Between

               BAB HOLDINGS, INC. ("the Company")
                            AND
    OWEN STERN, RUTH STERN, ILONA STERN AND PIERCE W. HANCE
                       (THE "HOLDERS")


                 REGISTRATION RIGHTS AGREEMENT

     	This Registration Rights Agreement ("Agreement") is made as of May 1, 1997 between BAB Holdings, Inc., an Illinois corporation (the "Company"), and Owen Stern, Ruth Stern, Ilona
Stern, and Pierce W. Hance (individually, a "Holder" and, collectively, the "Holders").

RECITALS

     	WHEREAS, pursuant to the terms of an Acquisition Agreement dated as of May 1, 1997 (the "Acquisition Agreement"), by and among the Owen Stern, Ruth Stern and Ilona Stern, My Favorite Muffin, Too, Inc. ("MFM Too") and Muffin Holdings of Pennsylvania ("MH"), and the Company, the Holders have acquired an aggregate of 432,608 shares of Common Stock, no par value per share (the "Common Stock"), of the Company (the "Shares"); and

     	WHEREAS, the Company has agreed to register the Shares on the terms and conditions set forth herein, and in any event, to register the Shares not later than December 31, 1997;

     	NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein set forth, it is hereby agreed among the Company and the Holders as follows:

                        ARTICLE I

                   REGISTRATION RIGHTS

     	Section 1.1. Registration. Notwithstanding anything herein deemed to be to the contrary, the Company, pursuant to Section
1.3 hereof, shall register the Shares held by the Holders not later than December 31, 1997.

     	Section 1.2.  Participation in Registration.

     	(a)	If, at any time or from time to time after May 1, 1997
and prior to December 31, 1997, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than (i) a registration relating solely to employee benefit plans on Form S-
1 or S-8 or similar forms which may be promulgated in the future, or (ii) a registration on Form S-4 or similar form which may be promulgated in the future relating to an SEC Rule 145 transaction, the Company will:

(i)	promptly give to the Holders written notice
thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

(ii)	include in such registration (and any related
qualification under blue sky laws or other compliance), and in any underwriting involved therein, all Registrable
Securities specified in a written request or requests, made within 30 days after receipt of such written notice from the Company, by the Holders.

     	(b)	If the registration of which the Company gives notice
is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.1(a)(i). In such event, the right of the Holders to registration pursuant to Section 1.1 shall be conditioned upon the Holders' agreeing to participate in such underwriting and in the inclusion of such Holders'
Registrable Securities in the underwriting to the extent provided herein. The Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company or by other holders exercising their demand registration rights. Notwithstanding any other provision of this Section 1.1, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwritten public offering on a pro rata basis based on the respective amounts of Registrable Securities owned by the Holders and securities of the Company owned by each other holder seeking to distribute his securities through the public offering; provided, however, that the Company shall not exclude more than that number of shares which, in the reasonable opinion of such underwriter, must reasonably be excluded in light of such marketing factors.
The Company shall so advise the Holders and the other holders distributing their securities through such underwriting, and the number of Registrable Securities and other securities that may be included in the registration shall be allocated among all holders thereof (other than holders who are exercising demand registration rights) in proportion, as nearly as practicable, to the respective amounts of securities entitled to inclusion in such registration held by such holders at the time of filing the registration statement. If the Holders disapprove of the terms of any such underwriting, they may elect to withdraw therefrom by written notice to the Company and the underwriter, which notice, to be effective, must be received by the Company at least two business days before the anticipated effective date of the registration statement. The Company may at any time withdraw or abandon any registration statement which triggers the provisions of this Section 1.1 without any liability to the Holders. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

	     Section 1.3. Demand Registration Rights. On and after the Eligibility Date, and for a period of one (1) year thereafter, the Holders, by written notice signed by the Holders (or by permitted assignees who hold not less than 25% of the Registrable
Securities) may demand that the Company file a registration statement on Form S-3 to permit resale of the Registrable
Securities of the Holders during the period of effectiveness of such Form S-3 registration statement; provided that if the Eligibility Date is later than December 1, 1997, the Holders' demand and the Company's obligation shall not be limited to Form S-3 but shall extend to any Form then available to the Company for registration of the Registrable Securities. Any such registration shall be subject to the following limitations:

     	(a)	The Company shall not be required to maintain and keep
any such registration effective for a period exceeding ninety
(90) days from the effective date thereof;

     	(b)	The Company shall not be required to effect more than
one (1) registration pursuant to this Section 1.3;

     	(c)	The Company shall not be required to prepare or effect
any registration pursuant to this Section 1.3 unless the Registrable Securities to be sold by the Holders represent not less than 25% of the total Registrable Securities;

     	(d)	If the Company shall furnish to the Holders a
certificate, signed by the Company's president or chief executive officer, stating that (i) the Company is conducting or is about to conduct an offering of its securities and is advised by its managing underwriter that such offering might be affected adversely by the registration on behalf of the Holders or (ii) in the good faith judgment of the Board of Directors of the Company the Holders' proposed offering would interfere with a pending or contemplated financing, merger, sale of assets, recapitalization or other similar corporate action of the Company if such registration statement would be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, the Company shall have the right, exercisable only once during any period of twelve consecutive months, to defer filing the registration statement for a period of not more than 120 days; provided, however, that the time period set forth in Section 1.3 with respect to the exercise by the Holders of their registration rights shall be extended by the number of days by which any registration is deferred under the terms of this paragraph (d);

     	(e)	The Company may include in such registration statement
securities of other selling security holders, without limitation, and securities offered for its own account, if permitted by the registration form used; and

     	(f)	The Company hereby undertakes to use its best effort to
meet the criteria for use of Form S-3 at the earliest possible date, to continue to qualify for such use for a period of one (1) year following the Eligibility Date, and, in any case, to cause the Registrable Securities to be registered under the Securities
Act not later than December 31, 1997.

     	(g)	The Company shall not be required to prepare or effect
any registration pursuant to this Section 1.3 if the Company has effected any registration in which the Holders were entitled to participate under Section 1.2 hereof, and all rights of the Holders to demand registration under Section 1.3 shall terminate upon the SEC effective date of such Section 1.2 registration.

     	Section 1.4. Expense of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Article I shall be borne by the Company. All Selling Expenses relating to securities registered by the Holders or other holders shall be borne by the holders of such securities pro rata on the basis of the number of shares so registered and to be sold by each.

     	Section 1.5. Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Article I, the Company will keep the Holders advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof.
At its expense, the Company will:

     	(a)	Keep such registration, qualification or compliance
effective for a period of ninety (90) days or until the Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs.

	     (b)	Furnish such number of prospectuses and other documents
incident thereto as Holders from time to time may reasonably request, but only during the period that the Company would be required to keep the registration effective.

     	(c)	Prepare and file with the SEC such amendments and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

     	(d)	Use its best efforts to register and qualify the
securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     	(e)	In the event of any underwritten public offering, enter
into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Holders participating in such underwriting shall also enter into and perform their obligations under such agreement.

     	(f)	Notify the Holders of Registrable Securities covered by
such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities
Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     	Section 1.6.  Indemnification.

     	(a)	The Company will indemnify the Holders with respect to
which registration, qualification or compliance has been effected pursuant to this Article I, and each underwriter, if any, and each person who controls any underwriter within the meaning of
Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will pay to such Holders, each such underwriter and each person who controls any such underwriter, as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holders or underwriter and stated to be specifically for use therein.

    	(b)	The Holders will, if Registrable Securities held by
such Holders are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such holder, each of its officers, directors or partners and each person controlling such holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by the Holders of any rule or regulation promulgated under the Securities Act applicable solely to the Holders (which is not otherwise applicable to or violated by the Company) and relating to action or inaction required solely of the Holders (and not relating to or required of the Company) in connection with such registration, qualification or compliance, and will pay to the Company, such holders, such directors, officers, partners, persons, underwriters or control persons, as incurred, any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document or any amendment or supplement thereto in reliance upon and in conformity with written information relating to such Holders which shall have been furnished to the Company by an instrument duly executed by such Holders and stated to be specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the net proceeds to such Holders of Registrable Securities sold as contemplated herein.

     	(c)	Each party entitled to indemnification under this
Section 1.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Article I unless such failure resulted in actual detriment to the Indemnifying Party. Notwithstanding the above, however, if representation of one or more Indemnified Parties by the counsel retained by the Indemnifying Party would be inappropriate due to actual conflicting interests between such Indemnified Parties (the "Conflicting Indemnified Parties") and any other party represented by such counsel in such proceeding, then such Conflicting Indemnified Parties shall have the right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the Indemnifying Party. No Indemnifying Party, (i) in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation, or (ii) shall be liable for amounts paid in any settlement if such settlement is effected without the consent of the Indemnifying Party.

     	Section 1.7. Information by Holders. The Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holders and the distribution proposed by such Holders as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article I.

     	Section 1.8. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

     	(a)	Use its best efforts to make and keep public
information available, as those terms are understood and defined in Rule 144 under the Securities Act at all times after the date hereof.

     	(b)	Use its best efforts to file with the Commission in a
timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (at any time it is subject to such reporting requirements).

     	(c)	So long as the Holders own any Restricted Securities,
to furnish to the Holders forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements) and a copy of the most recent annual or quarterly report of the Company.

     	Section 1.9. Transfer of Registration Rights. Rights to cause the Company to register securities granted under Article I may not be assigned without the prior written consent of the Company in each instance, except pursuant to will or the laws of descent and distribution. No transferee, assignee or other person purporting to exercise rights under this Article I who is not a signatory to this Agreement shall be entitled to do so unless and until such person agrees to be bound by the terms of this Article I. The Company shall not unreasonably withhold its consent to a request to transfer the registration rights granted hereunder.

     	Section 1.10. "Market Stand Off" Agreement. The Holders hereby agree that they shall not, to the extent required by the Company and an underwriter of Common Stock (or other securities) of the Company, sell or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of Shares during the ninety (90) day period following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that such agreement shall not apply to Registrable Securities being registered and sold pursuant to such registration statement.

     	In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares of the Holders until the end of such ninety (90) day period.

     	Section 1.11. Plan of Distribution. To preserve an orderly market in any publicly owned securities of the Company, in the event that the aggregate number of Registrable Securities to be registered pursuant to a registration statement under Section 1.3 exceeds 5% of the Company's outstanding securities, the Holders will provide advance notice to the Company of their intended marketing and distribution arrangements in connection with such registration, including information with respect to any investment banking firm or broker-dealer retained by the Holders to manage the distribution.

     	Section 1.12.  Limitation on Resale.  The undersigned
Holders, with the exception of Pierce W. Hance, hereby acknowledge and affirm their agreement, as set forth in the Acquisition Agreement, to refrain from any sale or disposition of any of the Shares prior to January 1, 1999; however, this limitation shall not apply to Pierce W. Hance.

                      ARTICLE II

                    MISCELLANEOUS

     	Section 2.1.  Governing Law.  This Agreement shall be
governed in all respects by the laws of the State of Illinois.

     	Section 2.2. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, no assignment of this Agreement may be made by either party at any time, without the other party's prior written consent.

     	Section 2.3. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     	Section 2.4. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger addressed (a) if to the Company, at 8501 West Higgins Road, Suite 320, Chicago, IL 60631, Attention: General Counsel, or at such other address as the Company shall have furnished to the Holders in writing and (b) if to the Holders, at such address as is set forth on the signature page hereto, or at such other address as the Holders shall have furnished to the Company in writing. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and postage prepaid as aforesaid.

     	Section 2.5. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Holders upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or such Holders nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or any Holders of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Company or the Holders, shall be cumulative and not alternative.

     	Section 2.6. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument. Facsimile signatures to this Agreement shall constitute the original signature of the signing party.

     	Section 2.7. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     	Section 2.8.  Titles and Subtitles.  The titles and
subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     	Section 2.9. Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 2.9:

	"Agreement" has the meaning specified in the first paragraph of this Agreement.

 "Commission" or "SEC" shall mean the Securities and Exchange
Commission or any other federal agency at the time administering the Securities Act.

 "Company" has the meaning specified in the first paragraph of this Agreement.

 "Eligibility Date" shall mean the earliest date after the date hereof upon which the Company meets the criteria for use of Form S-3.

	"Form S-1," "Form S-3," "Form S-4" and "Form S-8" shall mean such forms, as currently identified, for registration of securities under the Securities Act, or any substantially similar, equivalent or successor forms under the Securities Act.

	"Holders" shall mean the persons named on the signature page hereof and any permitted transferee of registration rights.

	"Registrable Securities" means Shares which are issued and outstanding and which have not been sold to the public, plus shares of the Company's Common Stock issued with respect to the Shares upon any stock split, stock dividend, recapitalization, or similar event, which have not been sold to the public, which, in each case, are not eligible for resale in reliance upon Rule 144 under the Securities Act.

	"Registration Expenses" shall mean all expenses incurred by the Company in complying with Article I hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

	"Restricted Securities" shall mean any share certificate representing Registrable Securities bearing a legend restricting further public distribution thereof.

	"Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

	"Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale and all fees and disbursements of counsel for any holder.

	IN WITNESS WHEREOF, the Company has caused the foregoing
Agreement to be executed by one of its duly authorized officers, and the Holders have each executed the foregoing Agreement, each as of the date first above written.



                                 BAB HOLDINGS, INC.

                                 By  s/Michael W. Evans
                                 _______________________________
                                 Its President and CEO


                                 s/ Owen Stern
                                 -------------------------------

                                 Address: 7 Maurice Ct.
                                          Kendall Park, NJ 08824

                                 s/ Ruth Stern
                                 -------------------------------

                                 Address:  7 Maurice Ct.
                                           Kendall Park, NJ 08824

                                 s/ Ilona Stern
                                 -------------------------------

                                 Address:  20 Mill Road
                                           Matawan, NJ 07747

                                 s/ Pierce W. Hance
                                 -------------------------------

                                 Address:  253 Main Street
                                           Sag Harbor, NY 11963